UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 05, 2016 (Date of earliest event reported)
Houston Wire & Cable Company (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52046 (Commission File Number)	36-4151663 (IRS Employer Identification Number)

10201 North Loop East (Address of principal executive offices)		77029 (Zip Code)
(713) 609-2100 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Item Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On May 2, 2016, Wilson B. Sexton retired at the conclusion of his current term, as a member of the Board of Directors of Houston Wire & Cable Company, in accordance with the retirement provisions of the Company's Corporate Governance Guidelines.
Item 5.07. Submission of Matters to a Vote of Security Holders
On May 3, 2016, the Company held its 2016 Annual Meeting of Stockholders (the "Annual Meeting"). At the Annual Meeting, 14,663,929 shares, par value $.001, or approximately 88.27% of the 16,611,014 shares outstanding and entitled to vote at the Annual Meeting, were present in person or by proxy. Set forth below are the matters acted upon by Company stockholders at the Annual Meeting, and the final voting results on each such matter.
Proposal 1: Election of Directors. The number of votes cast for and withheld from each nominee, as well as the number of broker non-votes, were as follows:

Name of Nominee	Votes For	Votes Withheld
Michael T. Campbell	11,831,357	349,813
I. Stewart Farwell	11,828,139	353,031
Mark A. Ruelle	11,830,657	350,513
William H. Sheffield	11,819,254	361,916

G. Gary Yetman	11,828,489	352,681
James L. Pokluda	11,839,759	341,411

There were 2,482,759 broker non-votes as to Proposal 1.
All six nominees were elected.
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The number of votes cast for and against this matter, as well as the number of abstentions, were as follows:
Votes For	Votes For as a Percentage of Votes Present at the Meeting	Votes Against	Abstentions
14,525,147	99.05%	78,859	59,923
There were no broker non-votes as to Proposal 2.

Proposal 2 received the affirmative vote of the holders of at least a majority of the shares of common stock present at the Annual Meeting and therefore was adopted.
Proposal 3: Advisory Vote to Approve Executive Compensation. The number of votes cast for and against this matter, as well as the number of abstentions and broker non-votes, were as follows:
Votes For	Votes For as a Percentage of Votes Present at the Meeting	Votes Against	Abstentions
11,675,285	95.84%	399,537	106,348

There were 2,482,759 broker non-votes as to Proposal 3.
Proposal 3 received the affirmative vote of the holders of at least a majority of the shares of common stock present at the Annual Meeting and therefore was adopted.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 05, 2016	HOUSTON WIRE & CABLE COMPANY By: /s/ Nicol Graham Nicol Graham Vice President & CFO